UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 30, 2007

WORLDWIDE BIOTECH & PHARMACEUTICAL COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

01-06914
(Commission File Number)

59-0950777
(I.R.S. Employer Identification Number)

4 Fenghui South Road, Jie Zuo Mansion, 15th Floor, A10-11501
Xi’An, Shaanxi
P.R. China 710075
(Address of principal executive offices, including zip code.)

(8629) 88193339
(Registrant's Telephone Number, Including Area Code)

This Current Report on Form 8-K is filed by Worldwide Biotech & Pharmaceutical Company, a Delaware corporation (the “Registrant”), in connection with the items set forth below.

ITEM 1.01 Entry into a Material Definitive Agreements
ITEM 3.02 Unregistered Sales of Equity Securities

Equity Issuance for Cancellation of Debt Improves Balance Sheet

On March 30, 2007, the Registrant, Xi’An Jin Hao Sci-Tech Investment Management Co., Ltd., a company organized and existing under the laws of the People’s Republic of China (“Jin Hao”), and three foreign investors entered into a Security Purchase Agreement (the “Agreement”) pursuant to which the Registrant sold 10,000,000 shares (the “Shares”) of its common stock to the investors in a transaction intended to be exempt from the registration requirements imposed by the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Regulation S. The shares were sold in exchange for the cancellation of $1.0 million of indebtedness owed to the investors which they acquired from Jin Hao.

According to the Agreement, the Shares are entitled to piggy-back registration rights in the event that the Registrant files a registration statement on Form SB-2 with the Commission. In addition, after a holding period of one year, the Shares may be eligible to be sold pursuant to Rule 144 under the Securities Act, in the event that all of the conditions of the rule are met.

As a result of this issuance by the Registrant, the investors will own approximately 18.5% of the 53,919,653 issued and outstanding shares of common stock of the Registrant in the following proportions: (a) 4,800,000 shares issued to Jianjun Liu, representing 8.9% of the issued and outstanding shares of common stock; (b) 2,650,000 shares issued to Qiang Li, representing 4.9% of the issued and outstanding shares of common stock; and (c) 2,550,000 shares issued to Lan Guo, representing 4.7% of the issued and outstanding shares of common stock. Neither Mr. Liu, Mr. Li nor Ms. Guo intend to hold their shares pursuant to an agreement or understanding, and they do not intend to act in concert. In that connection, Mr. Liu intends to file a Schedule 13D reporting his beneficial ownership of greater than five percent of the issued and outstanding shares of the Registrant, as well as disclosing his investment intent, as soon as practicable, as required by Section 13 under the Securities Exchange Act of 1934, as amended.

The Company is entrusted to register a new product - the Emergency Haemostatic Patch

On March 28, 2007, Yangling Daiying Biotech & Pharmaceutical Group Co., Ltd., a company organized and existing under the laws of the People’s Republic of China and a wholly owned subsidiary of the Registrant (“Yangling Daiying”), and Shaanxi Yangling Daiying Biotech Research Institute, a research institute organized and existing under the laws of the People’s Republic of China (the “Institute”), entered into an Entrusting Agreement (the “Entrusting Agreement”) with respect to the registration and marketing of an Emergency Haemostatic Patch developed by the Institute.

Yangling Daiying is a comprehensive biotech and pharmaceutical company that, among other things, owns 13 GMP-certified medical products production lines, 37 drugs with National Food and Drug Production Approval and 5 nutrient supplements with Food Production Approvals. It focuses both on research, manufacture and sales of biotech and pharmaceutical products and has extensive experience in the registration of medicines and medical devices.

The Institute is a research institute focusing on research and development of biotech and pharmaceutical products, and it has developed many products such as the Emergency Haemostatic Patch. Studies show that the Patch can effectively control various trauma bleeding, and could have widespread applications for emergency care of casualties.

Pursuant to the Entrusting Agreement, Yangling Daiying has agreed to use its best efforts to register the Emergency Haemostatic Patch with the State Food and Drug Administration as a Grade III medical device which is developed and patented in China by the Institute. All expenses associated with the registration process incurred by Yangling Daiying will be paid by the Institute. In addition, Yangling Daiying has been  granted the right to purchase no less than 20% of the equity of a new company that is being set up to fund the commercialization of the Patch before Sep. 30, 2007, or purchase  the equity of the new company proportionally there after. When the device is manufactured, it will be manufactured in space rented at Yangling Daiying’s facilities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Worldwide Biotech & Pharmaceutical Company

Date: April 3, 2007	By:	/s/ Wenxia Guo
Wenxia Guo
President, Chief Executive Officer and a Member of the Board of Directors